Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered as of July 26, 2022, by and between Eyenovia, Inc., a Delaware company (the “Company”), and Michael M. Rowe, an individual residing in the State of California (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties,” and individually a “Party.”

AGREEMENT

1.Position, Duties, Responsibilities.

(a)Position and Location.  Executive shall render services to the Company in the position of Chief Executive Officer (the “CEO”) reporting to the Board of Directors (the “Board”) of the Company, and shall perform all services appropriate to that position for an organization the size of the Company that is engaged in the type of business engaged by the Company, as well as such other services of a nature customary to the position of CEO, as may be assigned by the Board. Executive shall devote the Executive’s best efforts to the performance of the Executive’s duties and must at all times act in good faith towards the Company. Executive’s office will initially be located in Laguna Hills, California, but Executive shall travel, from time to time, as Company business dictates without additional remuneration but subject to the reimbursement of business expenses, as set forth in Section 3(e) below. In addition, Executive shall be added as a member of the Board, to serve in accordance with the Company’s bylaws and until his death, resignation or removal. Upon the termination of this Agreement for any reason, Executive shall offer to step down from the Board.

(b)Other Activities.  Except upon the prior written consent of the Board, Executive will not: (i) accept any other full-time or part-time employment or engagement, (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of the Company, or prevent Executive from devoting such time as necessary to fulfill the Executive’s responsibilities under this Agreement, (iii) sell, market or represent any product or service other than the Company’s products or services, or (iv) serve on any other board of directors for any other company (other than the Company), provided that the Board’s written consent will not be unreasonably withheld.

(c)Devotion of Time and Energies.  Except as set forth in Section 1(b), Executive will devote all of the Executive’s working time and attention to the performance of the Executive’s duties under this Agreement.

(d)Duties and Authority.  Executive shall have responsibility for managing the operations of the Company as directed by the Board from time to time, consistent with the Executive’s position as CEO.

2.Term.

(a)Term.  Subject to the terms hereof, Executive’s employment as CEO hereunder shall commence on August 1, 2022 (the “Commencement Date”), and shall continue until terminated hereunder by either Executive or Company as described herein. Such term of employment shall be referred to herein as the “Term.”

(b)Termination.  Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(1)Death.  In the event of Executive’s death, Executive’s employment shall immediately conclude.

(2)Disability.  In the event of Executive’s Disability (as defined in Section 2(c) below), Executive’s employment shall conclude upon written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(3)Termination by Company.

(i)For Cause.  The Company may terminate the Executive’s employment under this Agreement for Cause (as defined in Section 2(d)), upon written notice by Company to Executive that Executive’s employment is being terminated for Cause and that sets forth the factual basis supporting the alleged Cause, which termination shall be effective on the later of the date of such notice or such later date as specified in writing by Company; or

(ii)Without Cause.  If by Company for reasons other than Disability or Cause, upon written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective on the date of such notice or such later date as specified in writing by Company.

(4)Termination by the Executive.  Executive may terminate Executive’s employment with the Company under the following conditions:

(i)Termination by Executive for Good Reason.  If for Good Reason (as defined in Section 2(e) below), upon written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective five (5) days after the date that the Company’s cure period ends, as set forth in Section 2(e) below; provided that if Company has cured the circumstances giving rise to the Good Reason, then such termination shall not be effective; or

(ii)Termination by Executive without Good Reason.  If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective at least thirty (30) days after the date of such notice; provided that Executive and Company may agree upon an earlier effective date.

(c)Definition of Disability.  “Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term Complete Disability shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing all of the Executive’s usual services for the Company for a period of at least one hundred twenty (120) consecutive days during any twelve (12) month period. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

(d)Definition of Cause.  “Cause” shall mean: (i) Executive’s engagement in illegal conduct, gross misconduct or gross negligence, which, in each case, is materially injurious to Company; (ii) Executive’s gross insubordination with regard to a lawful and reasonable directive by the Board, or material malfeasance or nonfeasance of duty with respect to his duties and responsibilities to the Company, provided that Cause shall not include nonfeasance due to Executive’s Disability; (iii) Executive’s embezzlement, knowing misappropriation of funds, or fraud, in each case with respect to the Company or otherwise in his capacity as an employee or Board member of the Company; (iv) Executive’s material breach of the Confidentiality Agreement, or similar agreement between Executive and Company; or (v) Executive’s material breach of any written employment agreement between Executive and Company or violation of a material provision of any Company employment policy; provided that if the circumstance(s) in subsection (ii), (iv) or (v) is (or are) capable of being cured, Company has first provided Executive with written notice setting forth in reasonable detail the circumstance(s) that Company alleges constitute(s) “Cause” and Executive has failed to cure such circumstance(s) within a period of thirty (30) days after the date of receipt of such written notice.

(e)Definition of Good Reason.  “Good Reason” means the existence of any one or more of the following conditions without the Executive’s consent, provided Executive submits written notice to the Company within forty-five (45) days of when such condition(s) first arose specifying the condition(s): (i) a material adverse change in his title or reporting relationships; (ii) change in his position with the Company which materially reduces his authority, duties or responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position with the Company; (iii) a material reduction in the Executive’s then current Base Salary; (iv) a relocation of Executive’s place of employment by more than sixty (60) miles from Laguna Hills, California, unless the new place of employment is closer to Executive’s primary residence; and (v) a material breach by the Company of this Agreement; provided that within ninety (90) days of the Company’s act or omission giving rise to a termination for Good Reason, the Executive notifies the Company in a writing of the act or omission, the Company fails to correct the act or omission within thirty (30) days after receiving the Executive’s written notice and the Executive actually terminates his employment within sixty (60) days after the date the Company receives the Executive’s notice.

3.Compensation.  In consideration of the services to be rendered under this Agreement, Executive shall be entitled to the following:

(a)Base Salary.  The Company shall pay to Executive an initial annual salary of five-hundred and seventy-five thousand dollars ($575,000.00), less all applicable withholdings, which shall be payable in accordance with the Company’s payroll practices (the “Base Salary”).

(b)Annual Bonus.  Executive shall be eligible to receive an annual cash bonus in a target amount initially up to sixty percent (60%) of Executive’s then-current Base Salary (the “Target Bonus”) (any such bonus, as it may be adjusted herein, the “Annual Bonus”). Annual performance objectives will be determined by the Compensation Committee by the end of the 1st quarter of each calendar year. The grant and amount of the Annual Bonus shall be determined by the Compensation Committee in its sole discretion, based on its determination of Executive’s achievement of milestones for the applicable year. Any such Bonus compensation will be paid (minus applicable withholdings) within ninety (90) days following the calendar year in which it was earned. The payment of any Bonus shall be subject to Executive’s continued employment with the Company through the end of the calendar year to which the annual objectives relate. Any dispute as to whether Executive has met the objectives shall be determined by the Compensation Committee in the exercise of its sole discretion, with Executive having the right to request that the Board review and confirm or reject such determination. The Company shall deduct from the Annual Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(c)Equity.  Subject to and upon approval by the Board and the terms of the Company’s 2018 Omnibus Stock Incentive Plan, as may be amended from time to time (the “Plan”), the Company shall grant Executive an option to purchase shares of the Company’s common stock representing one percent (1%) of the fully-diluted common equity, calculated in accordance with the FW Cook report to the Compensation Committee of the Board dated January 20, 2022 (the “Equity Award”). The Equity Award shall be granted at a per share exercise price equal to the Fair Market Value (as defined in the Plan) of the Company’s common stock on the date of the grant, and shall be, to the maximum extent permissible, treated as an “incentive stock option” within the meaning of Section 422 of the of the Internal Revenue Code of 1986, as amended (the “Code”). The Equity Award shall vest one-third on the first (1st) anniversary of the Commencement Date (as defined in Section 2(a)), and the remainder in equal increments on each of the 24 one-month anniversaries thereafter, provided that Executive remains employed by Company on the vesting dates, except as otherwise set forth herein or in the Plan.

(d)Employee Benefits and Vacation.  While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all employee benefit plans to the extent that Executive meets the eligibility requirements for each individual plan or program, including but not limited to participation in the Company’s health, dental, and vision insurance plans for Executives, which shall be paid for by the Company. Such benefits are subject to change from time to time in accordance with the Company’s plans. Executive shall be entitled to be paid for state and federal holidays recognized by the Company, and shall accrue paid time off (“PTO”) in accordance with Company policy.

(e)Reimbursement of Expenses.  Executive shall be reimbursed for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time, upon presentation of documentation regarding such expenses. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code (“Section 409A”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which Executive incurs such business expense.

4.Payments upon Termination.

(a)Definition of Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations” means the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid, any Bonus previously earned by Executive but not yet paid, any accrued and unused vacation or sick leave, and the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b)Termination by Company for Cause; by Company without Cause or by Executive without Good Reason within Executive’s First Six (6) Months of Employment; or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by Company for Cause, by Company without Cause within Executive’s first six (6) months of employment, by Executive without Good Reason, or as a result of Executive’s Disability or death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and Executive shall not be eligible for payments or benefits described in Sections 4(c), 4(d) or 4(e) below.

(c)Termination by Company without Cause or by Executive for Good Reason Following Executive’s First Six (6) Months of Employment. In the event that Executive’s employment is terminated by action of Company other than for Cause, Disability or death at any time after Executive’s first six (6) months of employment as CEO, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions of Section 4(e) below:

(1)Severance Payment.  Payment in an amount equal to the Executive’s then-existing Base Salary for a twelve (12) month period, less customary and required taxes and employment-related deductions, paid in one lump sum amount on the first payroll date following the date on which the separation agreement under Section 4(e) below becomes effective and non-revocable; provided that such payment shall be made within sixty (60) days following the effective date of termination from employment, and further provided that if the 60th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payment shall be made in such subsequent calendar year.

(2)Benefits.  Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company shall continue to provide Executive health insurance coverage at no cost to Executive, until the earlier to occur of twelve (12) months following Executive’s termination date or the date Executive elects to participate in the group health plan of another employer. Subject to the Company’s obligation under COBRA to provide timely notice, Executive shall bear responsibility for applying for COBRA continuation coverage.

The severance payments and benefits described in Section 4(d) below shall be in lieu of, and not in addition to, the severance payments and benefits described in this Section 4(c). Accordingly, in the event that Executive is eligible for the severance payments and benefits under Section 4(d) below, Executive shall not be eligible for the severance payments and benefits under this Section 4(c).

(d)Termination by Company Without Cause or by Executive for Good Reason Following a Change of Control.  In the event that a Change of Control (as defined below) occurs, and within a period of thirty (30) days prior to or one (1) year following the Change of Control either Executive’s employment is terminated by Company other than for Cause, Disability or death, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions in Section 4(e) below:

(1)Severance Payments.  Payment in an amount equal to Executive’s then-current Base Salary for a twelve (12) month period, less customary and required taxes and employment-related deductions, paid in one lump sum amount on the first payroll date following the date on which the separation agreement under Section 4(e) below becomes effective and non-revocable; provided that such payment shall be made within sixty (60) days following the effective date of termination from employment, and further provided that if the 60th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payment shall be made in such subsequent calendar year.

(2)Benefits Payments.  Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company shall continue to provide Executive medical insurance coverage at no cost to Executive, until the earlier to occur of twelve (12) months following Executive’s termination date or the date

Executive elects to participate in the group health plan of another employer. Subject to the Company’s obligation under COBRA to provide timely notice, Executive shall bear responsibility for applying for COBRA continuation coverage.

As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (i) a merger or consolidation of Company, whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) more than 50% of the total voting power represented by the voting securities of Company or such surviving entity or parent of such entity, as the case may be, outstanding immediately after such merger or consolidation; (ii) the acquisition of more than 50% of the voting power of the outstanding securities of the Company by one or more other entities, unless the Company’s stockholders of record immediately prior to such acquisition will, immediately after such acquisition, hold at least 50% of the voting power of the Company, provided that a bona fide equity financing that the Board approves shall not constitute a Change of Control under this subsection (ii); or (iii) the sale or disposition by Company of all or substantially all of Company’s assets in a transaction requiring Board approval.

The severance payments and benefits described in this Section 4(d) shall be in lieu of, and not in addition to, the severance payments and benefits described in Section 4(c) above. Accordingly, in the event that Executive is eligible for the severance payments and benefits under this Section 4(d), Executive shall not be eligible for the severance payments and benefits under Section 4(c) above.

(e)Execution of Separation Agreement.  Notwithstanding any provisions in this Agreement to the contrary, Company shall not be obligated to pay Executive severance payments or benefits described in this Section 4 unless Executive has executed (without revocation) a timely separation agreement, which shall include a standard release of claims, covenants no more restrictive than the restrictive covenants provided in the Confidentiality Agreement (the “separation agreement”); provided that the separation agreement may include a provision to reasonably cooperate on litigation matters and/or a mutual non-disparagement provision; provided further that the separation agreement shall be provided to Executive within ten (10) days following separation from service. Company shall not be obligated to pay Executive severance payments or benefits described in this Section 4 unless Executive has executed (without revocation) the separation agreement, and returned to Company no later than sixty (60) days following Executive’s separation from service.

5.Confidentiality Agreement.  In light of the competitive and proprietary aspects of the business of Company, and as a condition of employment hereunder, Executive agrees to execute and abide by the Confidentiality Agreement.

6.Return of Property and Records.  Upon the termination of Executive’s employment hereunder, or if Company otherwise requests at any time, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, cell phones, smart phones, laptops, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7.Taxation.

(a)The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be either exempt from or in compliance therewith, so that it shall not cause adverse tax consequences for Executive with respect to Section 409A, and any successor statute, regulation and guidance thereto. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(b)In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits: (i) any termination of Executive’s employment triggering payment of benefits under Section 4 of this Agreement must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence; to the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 of this Agreement that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h); for purposes of clarification, this Section 7(b) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs; and (ii) notwithstanding any other provision with respect to the timing of payments under Section 4 of this Agreement if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 of this Agreement which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4 of this Agreement.

(c)It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A.

(d)All reimbursements that would be considered nonqualified deferred compensation under Section 409A and provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(e)If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this Section 7(e), a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. With respect to subsection (B), if there is more than one method of reducing the payment as would result in no portion of the Payment being subject to the Excise Tax, then Executive shall determine which method shall be followed, provided that if Executive fails to make such determination within thirty (30) days after Company has sent Executive written notice of the need for such reduction, Company may determine the amount of such reduction in its sole discretion.

8.Miscellaneous.

(a)Arbitration.  Executive shall execute and deliver a Mutual Arbitration Agreement with the Company, a form of which is attached hereto as Exhibit B.

(b)Entire Agreement.  This Agreement and Exhibits attached hereto, are intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company. This Agreement supersedes all other prior and contemporaneous agreements, including Executive’s previous employment agreement and related amendments, and statements pertaining in any manner to the employment of Executive and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Executive acknowledges that he does not rely upon any representations, oral or written, concerning the terms of his employment by the Company. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

(c)Amendments, Waivers.  This Agreement may only be modified by an instrument in writing, signed by Executive and by a duly authorized representative of the

Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

(d)Assignment; Successors and Assigns.  Executive agrees that the Executive will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights, or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation by Executive shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation or entity, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest, provided specifically that the Company may at any time (upon written notice to Executive) assign all of its rights and obligations hereunder (including but not limited to the right to receive Executive’s services as provided hereunder) to a third party purchaser. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

(e)Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally or via courier, (ii) upon confirmation of receipt, if given by electronic mail, and (iii) on the third business day following mailing, if mailed first class, postage prepaid, registered, or certified mail from a United States address as follows or at such other address as each party hereafter designates:

to the Company at:

295 Madison Avenue, Suite 2400

New York, NY 10017

and to Executive at:

[***]

(f)Severability; Enforcement.  If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator to be invalid, unenforceable, or void, such provision shall be enforced (by blue penciling or otherwise) to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

(g)Governing Law.  This agreement and the rights and obligations of the company and executive hereunder shall be determined under, governed by, and construed in accordance with the laws of the state of California as applied to agreements among California residents entered into and to be performed entirely within California.

(h)Executive Acknowledgment.  Executive acknowledges (i) that the Executive has consulted with independent counsel of the Executive’s own choice concerning this Agreement and (ii) that the Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on the Executive’s own judgment.

(i)Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that any party so delivering an executed counterpart by facsimile shall thereafter promptly deliver a manually executed counterpart of this Agreement to the other parties, but failure to deliver such manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

IN WITNESS WHEREOF, Executive and the Company, by its duly authorized agent, have each placed their signatures below.

Eyenovia, Inc.

/s/ Kenneth B. Lee, Jr.
By:	Kenneth B. Lee, Jr.
Its:	Lead Director

Executive

/s/ Michael Rowe
Michael Rowe

EXHIBIT A

[CONFIDENTIALITY AGREEMENT]

EXHIBIT B

MUTUAL ARBITRATION AGREEMENT

Please Read Carefully – By Signing This Document You Give Up Certain Legal Rights

1.Eyenovia, Inc., (the “Company”) and the undersigned Employee (“Employee”) have entered into this Mutual Agreement to Arbitrate Claims (“Agreement”) in order to establish and gain the benefits of a timely, impartial, and cost-effective dispute resolution procedure. Employee understands that any reference in this Agreement to the Company will also be a reference to any and all benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them.

2.Claims Covered by the Agreement:  The Company and Employee mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) arising out of Employee’s employment (or termination) that the Company may have against Employee or that Employee may have against the Company or its officers, directors, employees, or agents. Final and binding arbitration shall provide the sole and exclusive remedy and forum for all such claims. The claims covered by this Agreement include, but are not limited to: (i) claims for discrimination or harassment on the basis of ancestry, age, color, marital status, medical condition, physical or mental disability, national origin, race, religion, pregnancy, sexual orientation, or any other characteristic protected by applicable law; (ii) claims for retaliation; (iii) claims for breach of any contract or covenant (express or implied); (iv) claims for wages or other compensation due; (v) claims for benefits (except where an employee benefit or pension plan specifies that its claim procedure shall culminate in a resolution procedure different from this one); (vi) claims for violation of any federal, state, or other governmental law, statute, regulation or ordinance now in existence, or hereinafter enacted, and amended from time to time; and (vii) any tort claims (including, but not limited to, negligent or intentional injury, defamation, and termination of employment in violation of public policy).

3.Waiver of Right to Court or Jury Trial and for Class Action Relief:  The Company and Employee agree to give up their respective rights to have the above-mentioned claims decided in a court of law before a judge or jury or by administrative proceeding, and instead are accepting and agreeing to the use of final and binding arbitration. The sole exception to the foregoing is a hearing before the California Labor Commissioner on a claim for unpaid wages; however, any subsequent proceeding resulting from such a hearing that would otherwise be heard in a court of law, including any challenge or appeal of a decision rendered in such hearing, is subject to this Agreement and must be arbitrated. Employee also agrees and understands that Employee waives any right to bring claims as a class representative, or as a member of a collective action, and that any claims that Employee may bring must be brought solely in the Employee’s individual capacity.

4.Claims Not Covered by the Agreement:  This Agreement does not cover: (i) claims by Employee for workers’ compensation or unemployment insurance (an exclusive government-created remedy exists for these claims); (ii) claims for unpaid compensation or benefits within the jurisdiction of the California Department of Labor Standards Enforcement; (iii) claims for relief under the California Private Attorneys General Act (except to the extent such claims are permitted to be arbitrated, in which case such claims will be subject to arbitration); and (iv) claims which even in the absence of the Agreement could not have been litigated in court or before any administrative proceeding under applicable federal, state or local law. Nothing in this Agreement precludes either party from filing a charge or complaint with any state or federal administrative agency that prosecutes a claim on behalf of the government, for purposes of assisting or cooperating with such agency in its investigation or prosecution of charges or complaints. However, the parties waive their right to any personal remedy or relief as a result of such charges or complaints brought by such prosecuting agencies, to the extent that is permissible under law.

5.Notice of Claims and Statute of Limitations:  All disputes between Employee and the Company (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating to Employee’s services with the Company or this Agreement, will be resolved by final and binding arbitration to the fullest extent permitted by law. Except as otherwise provided in this Agreement, the arbitration provisions are to apply to the resolution of disputes that otherwise would not be resolved in a court of law. All disputes must be brought within the applicable statute of limitations established by law and all claims must be sent via registered or certified mail, and shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. Failure to comply with the requirements of this Section 4 may constitute a waiver of all rights that the party seeking arbitration may have against the other party.

6.Arbitration Procedures:  The arbitration will be conducted in accordance with the then-existing JAMS Employment Arbitration Rules & Procedures, and as augmented in this Agreement. Arbitration will be initiated as provided by the JAMS Employment Rules. JAMS Employment Rules can be found at jamsadr.com/rules-employment-arbitration. Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither Party will initiate or prosecute any lawsuit or administrative action in any way related to any applicable dispute or claim, except as set forth in this Agreement. All disputes or claims subject to arbitration will be decided by a single arbitrator. The arbitrator will be selected by mutual agreement of the Parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the Parties cannot agree on an arbitrator, then the complaining Party will notify JAMS and request selection of an arbitrator in accordance with the JAMS Employment Rules or other applicable JAMS rules. The arbitrator will only have authority to award equitable relief, damages, costs, and fees as a court would have for the particular claims asserted, and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved Party. All other aspects of the arbitrator’s ruling will be final.

7.Arbitration Decision:  The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, all proceedings and all documents prepared in connection with any arbitration will be confidential and the arbitration subject matter will not be disclosed to any person other than the Parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. The Parties will stipulate to all arbitration and court orders necessary to effectuate these confidentiality provisions. A court of competent jurisdiction will have the authority to enter a judgment upon the award made pursuant to the arbitration or applicable arbitration appeal.

8.Place of Arbitration:  All arbitration proceedings will be conducted at a JAMS office located nearest to the location where the Employee was performing services for the Company.

9.Representation / Attorneys’ Fees:  Each party may be represented in the arbitration by an attorney or other representative selected by the party. Each party shall be responsible for its own attorneys’ or representatives’ fees, if any. However, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees to the prevailing party in accordance with applicable law.

10.Discovery and Information Exchange:  The arbitrator shall have discretion to order the scope of discovery and the pre-hearing exchange of information, consistent with the JAMS rules. The parties may engage in any method of discovery as outlined in the Federal Rules of Civil Procedure (exclusive of Rule 26(a)). Such discovery includes discovery sufficient to arbitrate adequately a claim, including access to essential and relevant documents and witnesses and the parties expressly empower the arbitrator to issue third-party document and deposition subpoenas. Discovery disputes are subject to the Federal Rules of Evidence and the Federal Rules of Civil Procedure.

11.Subpoenas:  Each party shall have the right to subpoena witnesses and documents for the arbitration (including subpoenas to third parties for documents and depositions) and to issue document and testimonial subpoenas to third parties.

12.Injunctive Relief:  The provisions of California Code of Civil Procedure §1281.8 regarding injunctive relief and other provisional remedies shall apply to any dispute between the parties to this agreement.

13.Arbitrator Fees and Costs:  If Employee initiates the arbitration, the Company will bear the cost of the arbitrator and the administrative fees associated with the arbitration proceeding. However, the Employee will be responsible for the portion of the initial filing fee equivalent to the cost of a filing fee in a California Superior Court to initiate an action.

14.Federal Arbitration Act:  This Agreement is made under the provisions of the Federal Arbitration Act (9 U.S.C., Section 1-14) and will be construed and governed accordingly. Questions of arbitrability (that is whether an issue is subject to arbitration under this Agreement) shall be decided by the arbitrator.

15.Consideration:  The Company’s offer of employment to Employee, or continued employment of Employee, and the mutual promises of the Company and Employee to arbitrate claims covered by this Agreement rather than to litigate them, provide good and sufficient consideration for this Agreement.

16.Construction:  Should any part of this Agreement be found to be unenforceable, such portion shall be severed from the Agreement, and the remaining portions shall continue to be enforceable.

17.Sole and Entire Agreement:  This Agreement expresses the entire Agreement of the parties concerning the subject matter hereof and there are no other agreements, oral or written,

concerning arbitration, except as provided herein. This Agreement is not, and shall not be construed to create any contract of employment, express or implied.

18.Requirements for Modification or Revocation:  This Agreement to arbitrate shall survive the termination of Employee’s employment. It can only be revoked or modified by a writing signed by the Board of Directors of the Company and Employee, which specifically states an intent to revoke or modify this Agreement.

19Feedback.  The Company desires this Agreement to be as clear and as straightforward as possible given the important subject matter. If you have any questions about this Agreement or have any suggestions on how the Company can modify it to improve your or your colleagues’ understanding of its terms, please feel free to contact your supervisor or any manager or authorized Company officer at any time.

You are not obligated to enter into this Agreement. You also have the opportunity to request changes to this Agreement before you sign it. Please bring any such requested changes to the attention of the Company before you sign it.

By signing below, you represent:

•	You have carefully read this agreement, you understand its terms and you agree that all changes you have requested (if any) have been made to this Agreement.
•	You have been given the opportunity to consult with legal counsel about this Agreement.
•	You have been given sufficient time to read and understand this Agreement before signing it.

/s/ Michael Rowe		7-26-22
Michael Rowe		Date

Eyenovia, Inc.

/s/ Kenneth B. Lee, Jr.		7-26-22
By:	Kenneth B. Lee, Jr.	Date
Its:	Lead Director